Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2021, with respect to the financial statements of Lightning Systems Inc. for the years ended December 31, 2020 and 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and the use of our name as it appears under the caption “Experts”

/s/ GRANT THORNTON LLP

Denver, Colorado

March 22, 2021